Exhibit 10.46

FINANCIAL SERVICES AND BUSINESS DEVELOPMENT

CONSULTING AGREEMENT

This Financial Services Consulting Agreement (“this Agreement”) is dated as of November 18, 2004, and is made by and between Dionysos Investments (1999) Ltd., an Israeli company (“Dionysos”), and Xfone, Inc., a Nevada corporation (“Client”) with respect to certain services to be provided by Dionysos as described herein. The parties hereby agree to the following terms and conditions in connection with such services.

    1.        Services. Dionysos agrees to assist the Client in connection with services related to financial activities, financial reports, mergers & acquisitions and other business development work (the “Services”). In the event the Client requests additional services, the scope of such additional services shall be as agreed by the parties and shall be governed by this Agreement.

    2.        Compensation. The parties agree that Dionysos will be compensated by Client for the Services provided to the Client in the amount of Three Thousand British Sterling Pounds (£3,000) per month beginning on the Effective Date of this Agreement (the “Fees”). In addition, Client will reimburse Dionysos, based on prior approval by the Client, for expenses incurred, which expenses will include travel, hotel, meals, courier, report reproduction and other administrative costs when and where needed (the “Expenses”). Compensation for any additional services provided by Dionysos for the Client shall be as agreed by the parties.

    3.        Effective Date and Term. The Effective Date of this Agreement shall be January 1, 2005 (the “Effective Date”). The term of this Agreement shall be two (2) years (the “Term”). Dionysos’s Services shall begin on the Effective Date. The Term will be automatically renewed for successive two-year periods, unless either party provides written notice at least ninety (90) days prior to the end of the Term that such party does not wish to renew this Agreement.

    4.        Confidentiality. Dionysos recognizes that certain confidential information concerning the Client will be furnished by the Client to Dionysos in connection with the Services being provided (“Confidential Information”).

        Dionysos agrees that it will disclose Confidential Information only to those of its directors, officers, employees, advisors or agents who have a need to know such information, or to advisors to the Client. Confidential Information shall not include information that (i) is in the possession of Dionysos prior to its receipt of such information from the Client, (ii) is or becomes publicly available other than as a result of a breach of this Agreement by Dionysos, or (iii) is independently acquired or developed by Dionysos without violating any of its obligations under this Agreement.

        The Client recognizes and confirms that Dionysos (a) will use and rely primarily on the Confidential Information and on information available from public sources in performing the Services contemplated by this Agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other publicly available information.

        In the event that Dionysos receives a request to disclose all or any part of any Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, judicial or administrative agency or by a legislative body or committee, such disclosure by Dionysos shall not constitute a violation of this Agreement provided that Dionysos (a) promptly notifies Client of the existence, terms and circumstances surrounding such request, (b) consults with Client on the advisability of taking available legal steps to resist or narrow such request, and (c) if disclosure of such Confidential Information is required or deemed advisable, exercises its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed which Client designates.

    5.        Use of Dionysos Name. The Client agrees not to refer to Dionysos or attribute any information to Dionysos (i) in the press, (ii) for advertising or promotional purposes, or (iii) for the purpose of informing or influencing any third party, including the investment community, without the prior written consent of Dionysos.

    6.        Work Product. All work product created by the Consultant in connection with the Services shall be “work for hire”, and the Client shall be the rightful owner under U.S. copyright laws, free and clear of all claims of ownership or otherwise (including the Consultant’s). The Consultant will do any and all things, and execute any and all documents as may be appropriate to achieve the objectives of this Section.

    7.        Indemnification. The Client hereby agrees to indemnify and hold harmless (i) Dionysos, (ii) any entity directly or indirectly controlling, controlled by, or under common control with, Dionysos, or any other affiliates of Dionysos or such entities (collectively “Dionysos Affiliates”), and (iii) the respective directors, officers, stockholders, agents and employees of Dionysos and such entities (collectively, “Indemnified Persons”), from and against all claims, liabilities, losses, damages, and expenses as incurred (including reasonable legal fees and disbursements of counsel and the costs of Dionysos professional time), joint or several (including actions or proceedings in respect thereof) (collectively “Losses”), relating to or arising out of the Services. The Client shall not, however, be liable under the foregoing indemnity agreement to the extent that any such Losses are determined by arbitration pursuant to Section 15, or are otherwise finally determined, as the case may be, to have resulted primarily from the gross negligence, willful misconduct or bad faith of any Indemnified Person in connection with the Services. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or in tort or otherwise) to the Client or any person claiming through the Client, including without limitation its owners, parents, affiliates, security holders or creditors, for any Losses suffered by the Client or any such other person relating to or arising out of the Services, and further agrees that Dionysos shall be reimbursed for any expenses as incurred by any Indemnified Persons relating to the foregoing (including reasonable legal fees and disbursements of counsel and the costs of Dionysos professional time), except to the extent that any such Losses are determined by arbitration pursuant to Section 15 or are otherwise finally determined, as the case may be, to have resulted primarily from the gross negligence, willful misconduct or bad faith of any Indemnified Person in connection with the Services.

        The Client further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding) unless the Client has given Dionysos reasonable prior written notice thereof and obtained an unconditional release of each Indemnified Person from all liability arising therefrom, which unconditional release shall not place any non-financial obligations on any Indemnified Person.

        The Client acknowledges and agrees that its obligations hereunder shall be in addition to any rights that any Indemnified Person may have at law or otherwise.

        Upon receipt by Dionysos of notice of a claim, action or proceeding in respect of which indemnity may be sought hereunder, Dionysos shall promptly notify the Client with respect thereto. If in Dionysos’s reasonable judgment there is no conflict of interest between Dionysos (or any Indemnified Person) and the Client, the Client may at its option assume and control the defense of any litigation or proceeding in respect of which indemnity is sought hereunder with counsel reasonably acceptable to Dionysos. If in Dionysos’s reasonable judgment there is a conflict of interest between Dionysos (or any Indemnified Person) and the Client, Dionysos shall assume and control the defense of any litigation or proceeding (as it relates to Dionysos or any such Indemnified Person) in respect of which indemnity is sought hereunder with counsel reasonably acceptable to the Client. The Client shall not be liable hereunder or otherwise for any settlement of any claim, action or proceeding effected without its written consent, which shall not be unreasonably withheld. Nothing contained herein shall prevent Dionysos from retaining, at its own expense, legal counsel of its choice.

    8.        Non-Exclusive Agreement; Validly Binding. This is considered to be a non-exclusive agreement. However, Dionysos will not serve during the Term of this Agreement and for one (1) year thereof other companies whose interests are adverse to those of the Client, including parties with whom the Client (i) competes; (ii) has a commercial relationship or potential commercial relationship (e.g., suppliers, distributors); (iii) enters into competitive bidding situations; and (iv) enters into or considers entering into merger, acquisition, divestiture, alliance or joint venture transactions. The parties represent that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of both Dionysos and the Client.

    9.        Independent Contractor. The parties agree that Dionysos is an independent contractor to Client and will not be deemed an employee of Client for any purpose whatsoever. Without limiting the foregoing, all income taxes arising from or in connection with professional fees paid by Client to Dionysos for the services provided under this Agreement shall be borne by Dionysos. Neither party nor such party’s directors, officers, employees or agents, shall bind or make any commitment on behalf of the other party.

    10.        Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

    11.        Survival and Succession. This Agreement shall survive the completion or termination of the Services and any additional services provided by Dionysos. Further, this Agreement, in its entirety, shall inure to the benefit of and be binding on the successors and assigns of the Client and Dionysos.

    12.        Assignment. Neither of the parties hereto shall assign or transfer its interest in this Agreement or any portion thereof without the prior written consent of the other party except that (i) Client may assign or transfer its rights and obligations under this Agreement to a subsidiary or entity controlling, controlled by or under common control with Client (an “Affiliate”) or to any entity that acquires all or substantially all of the assets of Client or more than 50% of the current outstanding voting stock of Client and (ii) Dionysos shall be entitled to assign the right to receive any compensation received hereunder to a third party without the prior written consent of Client, subject to restrictions of applicable law.

    13.        Severability. The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or part thereof is held to be unenforceable by any court of competent jurisdiction, then such enforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or parts thereof in this Agreement.

    14.        Entire Agreement; Governing Law. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, and may not be modified or amended except in writing signed by both parties. The laws of the State of New York, excluding that body of law controlling conflicts of law, will govern all disputes arising out of or relating to this Agreement.

    15.        Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and the arbitration shall be conducted in English.

        The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request. If by that date either party has not appointed an arbitrator, then that arbitrator shall be appointed promptly by the AAA. The first two arbitrators appointed shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the AAA has notified the parties of its appointment of an arbitrator on behalf of the party failing to appoint. If the first two arbitrators appointed fail to appoint a third arbitrator within the time period prescribed above, then the AAA shall appoint the third arbitrator.

        The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

    16.        Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, or by facsimile (provided that the sender received electronic confirmation of receipt by recipient) to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon being sent as specified in this Section.

    17.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties are empowered and have hereto set this hand and seal as of the date first above written.

Xfone, Inc., BY: /S/Abraham Keinan —————————————— Abraham Keinan Chairman of the Board

Dionysos Investments (1999) Ltd. BY: /S/ Haim Nissenson —————————————— Haim Nissenson President & CEO